Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Cynthia Stephens 650-314-3873 cstephens@pharsight.com

PHARSIGHT ACHIEVES PROFITABILITY IN FOURTH QUARTER

Company Posts 52% Year-over-Year Increase in Quarterly Revenues, $1.5 Million Quarterly Cash Flow

MOUNTAIN VIEW, CALIF.—April 27, 2004—Pharsight Corporation (OTCBB:PHST), a leading provider of science and information technology-based software and consulting services to optimize clinical drug development, today announced financial results for its fourth quarter of fiscal year 2004 ended March 31, 2004. For the fourth quarter, revenue was $5.4 million, an increase of 52 percent compared with revenue of $3.6 million in the fourth quarter of fiscal year 2003. Net income attributable to common stockholders was $90,000 or $0.00 per share in the fourth quarter, compared with a net loss attributable to common stockholders of $2.3 million or $0.12 per share for the same period in the prior fiscal year. Pharsight ended the quarter with $10.0 million in cash and cash equivalents, an increase of $1.5 million from $8.5 million in cash and cash equivalents at December 31, 2003.

For fiscal year 2004, revenue was $17.7 million, an increase of 27 percent compared with revenue of $14.0 million in fiscal 2003. Net loss attributable to common stockholders was $3.0 million or $0.16 per share in fiscal 2004, compared with a net loss attributable to common stockholders of $12.2 million or $0.65 per share in fiscal 2003.

“Achieving profitability and continued positive cash flow in the fourth quarter represent the results of excellent execution against the priorities we outlined at the start of this fiscal year,” said Shawn M. O’Connor, president and chief executive officer. “We are experiencing increased demand for our products and services which, combined with our improved ability to efficiently deliver these solutions to our clients to significantly improve their drug development processes, supports our drive towards sustainable growth and profitability. We are pleased to end our fiscal year with such solid financial results.”

Software Revenue Fluctuations

Software license and renewal revenue in the fourth quarter was $2.7 million, an increase of 40% over the third quarter of fiscal 2004 and an increase of 79% over the fourth quarter of fiscal 2003. While Pharsight expects that the overall long-term revenue trend in its software business will continue to increase in response to customer demand, the revenue in individual quarters may fluctuate significantly in the future, based upon timing of completion of large software installations and related revenue recognition.

Customer Highlights

During the fourth quarter, Pharsight successfully completed its implementation of Pharsight® Knowledgebase Server™ for Sanofi-Synthelabo Recherche, which resulted in recognition of associated revenue during the quarter.

Pharsight signed eight drug development consulting agreements in the fourth quarter, many of which are with organizations that are among the top pharmaceutical and biotechnology companies worldwide. Agreements were signed in the fourth quarter with Pfizer, Inc., Aventis Pharmaceuticals, Inc., Renovis, Inc., Daiichi Pharmaceutical Co., Ltd., and two of the top fifteen pharmaceutical companies.

Product Developments

Pharsight’s collaboration with a top-five pharmaceutical company on the evaluation of Pharsight’s Drug Model Explorer™ (DMX™), continues to demonstrate successful progress. During the quarter, Pharsight expanded the use of its DMX platform to multiple therapeutic areas within that client’s organization. In the third quarter, Pharsight announced that a second large pharmaceutical company had signed an agreement to implement DMX. Pharsight and that client are currently exploring opportunities for the application of DMX to multiple projects. In addition, during the fourth quarter Pharsight signed an agreement with another major pharmaceutical company for their implementation of DMX, bringing the DMX client base to a total of three of the top-fifteen pharmaceutical companies.

Strengthened Executive & Management Team

In the fourth quarter, Pharsight appointed Cynthia Stephens senior vice president and chief financial officer. Ms. Stephens originally joined Pharsight in October of 2003 as the company’s interim chief financial officer. Ms. Stephens brings over 16 years of senior financial management experience in high-technology to Pharsight, having served most recently as vice president of finance at Rainmaker Systems, interim vice president of finance at Calico Commerce, chief operating officer and chief financial officer for Quiver, Inc., and various executive positions including chief financial officer and vice president of finance for Infoseek Corporation, which was acquired by The Walt Disney Company during her tenure.

Also during the fourth quarter, Pharsight named Dr. James R. Bosley, Jr. as senior director of product management and marketing. Dr. Bosley brings extensive modeling and simulation, information technology and marketing experience to Pharsight with a strong background in the pharmaceutical and biotechnology industries. Prior to joining Pharsight, Dr. Bosley served as consulting director for Rosa Pharmaceuticals where he was involved in scoping and selling consulting services in pharmaceutical strategy, portfolio management and clinical trial design. Before Rosa, Dr. Bosley spent over three years as a systems engineer at Entelos where he developed pharmacokinetic and pharmacodynamic models in several disease areas including diabetes, obesity, and asthma. Prior to Entelos, Dr. Bosley held various positions with DuPont in Central Research and Development and Fluor-Daniel Corporation.

Conference Call

Investors are invited to listen to the Web cast discussion of these and other events by Pharsight management on April 27, 2004 at 2:00 p.m. PST/5:00 p.m. EST. The live Web cast will be conducted by Chief Executive Officer Shawn O’Connor and Chief Financial Officer Cynthia Stephens and may be accessed in the Investor Relations section of Pharsight’s Web site: http://www.pharsight.com/investor_relations/ir_fincevent.php. A replay will be available from approximately 5:00 p.m. PST on April 27, 2004 until the company’s next earnings call in July 2004.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

The statements regarding Pharsight’s drive toward sustainable growth and profitability and long-term revenue trends in Pharsight’s software business in this press release may be considered forward-looking statements. Forward-looking statements are inherently speculative, and actual results may differ materially from Pharsight’s expectations due to a variety of factors, including: changing economic conditions may affect the demand Pharsight expects for its products and services and may prevent the company from sustaining positive cash flow; changes in Pharsight research and development focus or operating strategies due to new market opportunities or conditions may delay the company’s growth or ability to sustain profitability or the company’s ability to sustain positive cash flow; and other risks disclosed under the caption “Risk Factors” in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on February 12, 2004. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight is a registered trademark of Pharsight Corporation. Pharsight Knowledgebase Server

(PKS), PKS Reporter and Drug Model Explorer (DMX) are trademarks of Pharsight

Corporation.

Financial statements follow.

PHARSIGHT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31		Twelve Months Ended March 31,
	2004	2003	2004	2003
Revenues:
License and renewal	$2,661	$1,490	$8,145	$6,144
Services	2,742	2,075	9,585	7,824

Total revenues	5,403	3,565	17,730	13,968
Costs and expenses:
Cost of revenues	2,158	1,555	7,793	6,302
Research and development	731	638	2,899	3,934
Sales and marketing	979	1,399	3,986	6,738
General and administrative	1,142	1,761	4,590	6,287
Amortization of deferred stock compensation	39	203	198	1,322
Restructuring costs	—	(72)	—	556

Total costs and expenses	5,049	5,484	19,466	25,139

Income (loss) from operations	354	(1,919)	(1,736)	(11,171)
Other expense, net	(46)	(132)	(261)	(371)

Net income (loss)	308	(2,051)	(1,997)	(11,542)
Preferred stock dividend	(218)	(146)	(654)	(375)
Deemed dividend to preferred stockholders	—	(95)	(339)	(246)

Net income (loss) attributable to common stockholders	$90	$(2,292)	$(2,990)	$(12,163)

Basic and diluted net earnings per share attributable to common stockholders	$0.00	$(0.12)	$(0.16)	$(0.65)

Shares used to compute basic net earnings per share attributable to common stockholders	19,055	18,906	19,051	18,800

Shares used to compute diluted net earnings per share attributable to common stockholders	21,125	18,906	19,051	18,800

PHARSIGHT CORPORATION

CONDENSED BALANCE SHEETS

(In thousands)

	March 31, 2004	March 31, 2003 *
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,027	$10,875
Accounts receivable, net	3,770	2,111
Other current assets	720	1,167

Total current assets	14,517	14,153
Property and equipment, net	495	1,177
Other assets	282	244

Total assets	$15,294	$15,574

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$407	$635
Accrued expenses	2,111	2,284
Deferred revenue	7,987	4,980
Current portion of notes payable and capital leases	1,930	2,170

Total current liabilities	12,435	10,069
Deferred revenue, long term	516	—
Capital leases and notes payable, less current portion	1,094	2,024
Redeemable convertible preferred stock	6,162	5,608
Total stockholders’ deficit	(4,913)	(2,127)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$15,294	$15,574

*	Derived from the Company’s audited financial statements as of March 31, 2003.